SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                  F O R M 8 - K

                                 CURRENT REPORT


                        Pursuant to Section 13 or 15 (d)
                                     of the
                         Securities Exchange Act of 1934


                        Date of Report: November 11, 1999
                        (Date of earliest event reported)


                      HOLIDAY RV SUPERSTORES, INCORPORATED
              ----------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                                     FLORIDA
                   -------------------------------------------
                 (State or other jurisdiction of Incorporation)

      0-16448                                                   59-1834763
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(Commission File No.)                                        (I.R.S. Employer
                                                                 I.D.No.)

                          Sand Lake West Executive Park
                             7851 Greenbriar Parkway
                             Orlando, Florida 32819

                           Telephone # (407) 363-9211
                              Fax # (407) 363-2065

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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On November 11, 1999, Holiday RV Superstores, Inc. ("Holiday") purchased 100% of the outstanding common stock of County Line Select Cars, Inc. ("Seller") from its owners, Armondo Alonso and Francisco Alonso ("Shareholders").

     The total purchase price paid to the Shareholders was $6.5 million, consisting of $5.0 million cash and $1.5 million in notes convertible into Holiday common stock. In addition, Holiday advanced $1.6 million in cash to repay existing loans from the Shareholders to the Seller. The notes are convertible after two years at a conversion price of $7.50 per share of Holiday common stock. The purchase price was determined pursuant to an arms length negotiation between Holiday and the Shareholders.

     Prior to the acquisition Seller operated five recreational vehicle dealerships in the Florida locations of Clermont, Inverness, Leesburg and Ocala
(2). The Registrant intends to continue such operations as part of its national chain of recreational vehicle sales and service centers.

     The Registrant knows of no material relationship between the Seller or the Shareholders and the Registrant or any of its affiliates, any director or officer of the Registrant, or any associate of any of the Registrant.

     The source of funds for this acquisition was $6.6 million from existing cash on hand from the treasury of the Registrant.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     The Registrant intends to file the required financial statements and related pro-forma information within 60 days from the due date of this initial 8-K.

                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            HOLIDAY RV SUPERSTORES, INCORPORATED

                                            By:  /s/ PATRICK R. MCNAIR
                                                 ------------------------------
                                                 Patrick R. McNair
                                                 Vice President, Chief Financial
                                                   Officer

Dated:  November  23, 1999